                                                                  EXHIBIT 10.19


                      NORTH AMERICA DISTRIBUTOR AGREEMENT

     This Agreement is made this 4th day of June, 1998, by and between Film Microelectronics Inc., a division of SatCon Technology, with its principal place of business at 530 Turnpike Street, North Andover, MA 01845 (hereinafter referred to as "Company"), and Falcon Electronics, Inc., a company organized and existing under the laws of Connecticut with its principal place of business at 48 Elm Street, Huntington, NY 11743 (hereinafter referred to as "Distributor").

                                   RECITALS

     A. Company is engaged in the business of manufacturing and selling Standard Products including Resistor Networks, Microwave Pin-Diode Drivers, Solid State Relays, and Linear Voltage Regulators.

     B. Company wishes to supplement its own sales and marketing efforts through the appointment of a non-exclusive, independent distributor.

     C. Distributor wishes to act as an independent distributor of Company's products.

     Now, therefore, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:


SECTION 1--APPOINTMENT
----------------------

        Company hereby appoints Distributor, and Distributor hereby accepts such appointment as a non-exclusive, authorized distributor of Company during the term of this Agreement for the sales and marketing of Company's products, as defined in
Section 2.1, from listed franchised locations, as defined in Exhibit B.

SECTION 2--PRODUCTS
-------------------

   2.1. The products covered by this Agreement shall be those identified on Exhibit A, attached hereto (the "Products")

   2.2. Company may add Products to, or delete Products from, Exhibit A upon written notice to the Distributor.

   2.3. Anything contained herein to the contrary notwithstanding, Company reserves the right, in its sole discretion and without notice, to modify specifications and characteristics of its Products, to discontinue the distribution and sale of such Products, and to cancel, modify or condition any right of the Distributor to prevent a violation of law.


SECTION 3--OBLIGATIONS OF DISTRIBUTOR
-------------------------------------

        During the term of this Agreement, Distributor shall at all times seek to enhance the image and reputation of Company and the Products that are the subject matter hereof, and agrees:

    3.1 Distributor shall not disclose information of Company considered by Company to be confidential or proprietary including, but not limited to, price lists (both cost and resale), customer lists, and data regarding the design or methods of manufacture of the Products and will not use any such information except as contemplated by this Agreement. Such information will be appropriately marked or identified by Company and the obligation of Distributor not to disclose or improperly use such information will survive the termination of this Agreement. Upon the termination of this Agreement or the earlier request of Company, all such information will be promptly returned to Company. The restrictions of this Section 3.1 are in addition to any other agreement between the parties with respect to the protection and use of information.

    3.2 Distributor shall not market or distribute Products under this Agreement in violation of any applicable law or regulation.

    3.3 Distributor shall sell only Company's Products that bear Company's markings or trademarks and will not alter, modify, or in any way change the Products, markings or trademarks thereon without prior written approval of Company.

    3.4 Distributor shall offer and sell Products only in accordance with specifications and warranty schedules provided by Company.

    3.5 Distributor shall provide Company by the fifteenth day of each month reports as follows:

         3.5.1 Point-of-Sales Report that shall include FMI Part Number, Resale Price, Cost Price, Customer Name, Customer Location, Total Sales Dollars per Customer and Location.

         3.5.2 Inventory Report that shall include FMI Part Number, Total Quantity in Stock, Location(s) of Stock, Cost of Stock per Unit, back ordered quantity, and Total value of inventory by part number.

    3.6 Distributor shall use its best efforts to actively promote the sale of the Products to customers in the Territory covered by the Franchised Locations listed in Exhibit B. Such efforts shall include, but not be limited to, promptly servicing all customer accounts, soliciting new customer accounts, and cooperating and participating in Company's advertising and sales promotional programs.

    3.7 Distributor shall provide and maintain, without expense to Company, a suitable place of business with adequate facilities and sufficient personnel for the sale and distribution of the Products and to fulfill all other additional objectives agreed to in writing by Company and Distributor.

    3.8 Distributor shall pay all fees, taxes and duties that may be imposed on the Products purchased by Distributor. To the extent that Company must pay any fees, taxes or duties on Products sold to Distributor, Distributor shall promptly reimburse Company.

    3.9 Distributor shall refrain from any activities which are illegal, unethical, or which might damage Company's reputation.

   3.10 Distributor shall fully comply with all agreements with Company, including without limitation, the obligations to pay amounts due when due.

   3.11 Distributor shall use its best efforts to consolidate purchase orders to promote efficiency and reduce supporting documentation.


SECTION 4--OBLIGATIONS OF COMPANY
---------------------------------

    4.1 Company, in its sole discretion, shall maintain the necessary personnel needed to fulfill the agreed upon sales objectives of Company and Distributor

    4.2 Company shall use its best efforts to manufacture sufficient quantities of Products to meet the requirements of Distributor. Company shall consult with Distributor regarding inventory levels, and shall advise Distributor of promotional efforts to increase the sale of Products.

    4.3 Company shall subject all Products delivered to Distributor to its usual standards of quality control and inspection and all products sold or delivered under this Agreement shall be subject to the limited warranty set forth in Paragraph 17 below.


SECTION 5--DELIVERIES
---------------------

    5.1 All deliveries of Products by Company pursuant to this Agreement will be made F.O.B. North Andover, Massachusetts. Products will be consigned to carriers for shipment to Distributor, however, upon the written approval of Company and Distributor, Company will consign Products to carriers for shipment directly to Distributor's customers.

    5.2 Minimum order quantities: The minimum order quantities for all products shall be per agreement between Company and Distributor, in order to effect the best possible monolithic Distributor cost. In no case shall the minimum order quantity be below 100 pieces per device type, without the written agreement of the Company.

SECTION 6--TITLE AND RISK OF LOSS
---------------------------------

        Title and risk of loss of Products sold hereunder shall pass to the Distributor upon delivery to the carrier at the F.O.B. point.


SECTION 7--PRICE
----------------

        Company agrees to sell the Products to Distributor at the prices set forth in the published Distributor Cost and Price Schedule. It is the Company's intent to establish and maintain a monolithic distributor cost for all product. All prices are subject to change by Company at any time upon written notice to Distributor.

    7.1 If the price for any Product is increased prior to full shipment of any Order, the price charged to Distributor will be that in effect at the time of Company's acceptance of Distributor's Order. If the price for any Product is decreased, all Products shipped on or after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment.

    7.2 Company intends to set Distributor Cost Prices to reflect the competitive reality of the market, and will adjust prices in a timely manner accordingly. In the rare case that a specific customer Resale Price requirement cannot be addressed within the normal Distributor Cost structure, special pricing may be requested by Distributor of the Company. The following information must accompany any such request:
         Customer Name and Location, Company Part Number, Resale Price to the Customer, Adjusted Cost Requested, and competitive products and pricing available in the market. Upon acceptance by Company, a special Cost will be authorized and accompanied by a Quote Number.


SECTION 8--PAYMENTS
-------------------

        Payment for Products delivered to Distributor shall be in United States Dollars and within thirty (30) days of invoice date. All payments made within ten (10) days of receipt of invoice may deduct one percent (1%) of the total invoice paid.

SECTION 9--CANCELLATION OF ORDER
--------------------------------

    9.1 In the event Distributor cancels an Order for any Product which has been accepted by Company, Distributor shall pay Company for all direct and indirect costs incurred by Company as a result of such cancellation.

    9.2 Distributor may reschedule delivery dates of product on order by written request: provided, however, that no such changes shall be allowed within thirty (30) days of first factory promise date.

    9.3 Distributor may cancel Product by written notice; provided, however, that no orders may be canceled within sixty (60) days of first factory promise date.


SECTION 10--EXCUSABLE DELAYS AND FAILURES
-----------------------------------------

        Company shall be excused for delays in performing and failures to perform pursuant to this Agreement and to any Order issued hereunder to the extent that any such delay or failure results from any cause beyond its control, including, solely by way of example and without limitation, delays caused by Distributor or a third party, acts of God, strikes, and other labor disputes, government regulations, public disorders, international disputes, inability to obtain or shortage of any material used in the manufacture or shipping and delivery of the Products, transportation or trade embargoes, customers restrictions, and catastrophes of nature, fire and explosion, whether any such cause affects Company, any supplier or provider of service to Company. Company agrees to exert reasonable effort to prevent such occurrences from affecting its performance hereunder. Company shall not be liable for damages, general, specific or otherwise resulting from such excusable delays and failures.


SECTION 11--INVENTORY
---------------------

   11.1 Distributor shall maintain a minimum level of inventory of Products. The level of inventory shall be established by Company and adjusted from time to time as market conditions warrant. Company retains the right to inspect Distributor's inventory at any time.

   11.2 In the event of a decrease in the price on any of Company's Products, Distributor shall be entitled, within thirty (30) days following such decrease, to apply for a credit in an amount equal to the difference in the price of the Product(s) excluding transportation charges, duties, and taxes before and after such decrease on the unsold Product(s) in Distributor's inventory and/or the affected Product(s) in transit to Distributor. This credit shall be calculated upon receipt of an itemized inventory from Distributor and shall be applied against future Orders from Distributor. Company will have the right to inspect the inventory subject to the credit and all records relating thereto.


SECTION 12--RETURNS
-------------------

   12.1 Company will accept returned Products only if such return is made in accordance with Company's current procedures, which are set forth in this Section 12. Company reserves the right to unilaterally change these procedures, such changes will become effective upon reasonable notice to Distributor.

   12.2 Distributor may return any and all Products within 1 year of the delivery of the Initial Stocking Package recommended by Company after obtaining Company's prior written authorization and the return material authorization number given with such prior written authorization, and a dollar for dollar off-setting order is received. Upon receipt of such Products in condition acceptable to Company, a credit, less shipping and handling costs, will be issued to Distributor. After the Initial Stocking Package period has expired, Products may be returned in accordance with Company's current return policy, or as provided for in Par. 12.4 below.

   12.3 Company shall give Distributor written notice of the discontinuance of any Product. Within thirty (30) days of receipt of such notice, Distributor shall notify Company in writing of its intention to return discontinued Products for credit. On receipt of such Product in a condition acceptable to Company, freight prepaid by Distributor, Company shall issue a credit to Distributor.

   12.4 Distributor is authorized to return slow-moving items for exchange in only the months of January and July. All such returns shall require Company's prior written authorization and the return material authorization number given with such prior written authorization, and a dollar for dollar offsetting order is received, and shall be limited to five percent (5%) of the U.S. dollar amount (excluding costs associated with shipping, handling, duties, and taxes) of standard purchases of Product over the prior six months. All returned material must be in a condition acceptable to Company.


SECTION 13--ADVERTISING
-----------------------

   13.1 Company and Distributor shall jointly agree from time to time on advertising programs and other forms of promotion of the Products in the Territory. It is anticipated that at least two (2) promotions per year shall be undertaken, in order to adequately promote Products. Such promotion shall be handled on a case-by-case basis, with costs to be shared by Company and distributor.

   13.2 Company shall provide Distributor reasonable quantities of its Product catalogs, data sheets, and other promotional material free of charge. Additional quantities of any such material requested by Distributor shall also be supplied free of charge, F.O.B. North Andover, Massachusetts.

   13.3 Distributor may conduct advertising programs other than those programs undertaken with Company provided Distributor obtains Company's approval of all aspects of the advertising program. Distributor shall refrain from making any representations or claims concerning the Products, which are inconsistent or exceed Company's written representations.


SECTION 14--DURATION AND TERMINATION
------------------------------------

   14.1 Unless terminated as provided for herein, this Agreement shall continue in force for one year from the date first above mentioned. This Agreement shall continue thereafter unless either party gives written notice to the other party of its intention to terminate the agreement, giving at least thirty (30) days written notice.

   14.2 If either party commits a material breach of this Agreement or becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or ceases to function as a going concern, or to conduct its operations in the normal course of business, the other party shall have the right to cancel this Agreement by giving immediate written notice of its election to do so.

   14.3 Upon expiration or termination of this Agreement by Distributor, Distributor will return to Company as such place as Company may designate, all promotional materials, which had originally been furnished by Company to Distributor. Distributor shall be responsible for all return charges. Upon expiration or termination of this Agreement by Company, Company shall be responsible for all return charges.

   14.4 Company and Distributor agree that upon the expiration or termination of this Agreement, neither party shall be liable to the other for any damages, expenditures, loss of profits or prospective profits of any kind or nature sustained or arising our of, or alleged to have been sustained or to have arisen out of, such termination. The expiration or termination of this Agreement shall not, however, release either party from making payments that may be owing to either party under the terms of this Agreement.

   14.5 Upon termination or expiration of this Agreement by Company, Company will accept, within thirty (30) days after effective date of termination or expiration, the Distributor's stock inventory valued at the effective Distributor cost as of the date of termination or expiration or at Distributor's acquisition price, whichever is lower. Upon termination or expiration of this Agreement by Distributor, Company will accept the Distributor stock inventory valued at the effective Distributor cost as of the date of termination or at Distributor acquisition price, whichever is lower, plus a 10% re-stocking charge. The Company will not accept stock inventory not returned within thirty (30) days of the termination.

   14.6 In event of termination of this Agreement for any reason, Company shall not be liable to the Distributor or any employee or agent of the Distributor for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, or commitments in connection with the business or goodwill of the Distributor or for any reason arising out of such termination. The Distributor hereby waives any and all rights it might have to compensation upon termination of this Agreement pursuant to the local and national laws of any country within the territory and hereby agrees to indemnify Company and hold harmless from any and all claims of its employees or subcontractors for similar compensation or for severance, liability, or other pay.

SECTION 15--RELATION BETWEEN PARTIES
------------------------------------

   15.1 This Agreement does not create an employer-employee relationship between Company and Distributor, or a joint venture or partnership. The relationship between Company and Distributor shall be that of seller and buyer. And in such relationship Distributor shall be an independent contractor and shall have no authority to act for or to bind Company in any matter. Distributor agrees to hold Company harmless from all claims, actions, or judgments arising from acts or omissions of Distributor, its agents or employees.

   15.2 Company shall indemnify, protect, and save harmless Distributor from and against all claims, demands and proceedings, actions, liabilities and costs resulting from any actual or alleged infringement of any patent, industrial and commercial property rights of third parties related to the Products.


SECTION 16--UNITED STATES EXPORT CONTROLS
-----------------------------------------

         Distributor acknowledges that exportation of the Products may be subject to compliance with various United States Export Administration Acts and the rules and regulations promulgated from time to time thereunder, which restrict the export and re-export of certain products, technical data, and direct products of technical data. Distributor agrees to comply with such United States export control laws, rules, and regulations, and all other applicable laws and governmental regulations, domestic, foreign, and local.


SECTION 17--WARRANTY
--------------------

         Company warrants that its Product for a period of one (1) year from date of shipment of Product to Distributor's customer, to be free from defects caused by faulty materials or poor workmanship and to conform to specifications furnished by Company. The liability of Company under this warranty is limited to replacing or repairing or issuing credit for the price, at its option, for the Product returned provided:

     a. Company is notified in writing within fifteen (15) days after discovery of such defect, and

     b. The defective Product is returned to Company, freight prepaid, within thirty (30) days of discovery of such defect, and

     c. Company's examination of such units shall disclose to its reasonable satisfaction that such defects exist and have not been cause by misuse, (used within specified limits) neglect, improper installation, alteration, or accident caused by parties other than Company.

     The Products are not authorized for use as critical components of life support systems unless both parties have signed a hold harmless agreement/document. A critical component is any component of a life support device or system whose failure to perform may be expected to cause the failure of the life support device or to affect its safety or effectiveness.


SECTION 18--MISCELLANEOUS
-------------------------

   18.1 This Agreement does not convey, nor shall Distributor claim any property interest in Company's trademarks, trade names, copyrights, patents, or other such property so marked by Company. Distributor acknowledges ownership by Company of trademarks, patents, and other such property so marked by Company, so identified or so identifiable.

   18.2 Distributor shall not delegate any duties or assign any rights under this Agreement or any interest herein without Company's prior written consent.

   18.3 The validity, meaning, enforceability, and effect of this Agreement, and the rights and liabilities of the parties, shall be determined in accordance with the laws of the State of Massachusetts.

   18.4 Except as specifically provided in a written waiver signed by a duly authorized officer of the party or the party seeking enforcement, the failure to enforce or the waiver of any term of this Agreement shall not constitute the waiver of such term at any time or in any circumstance and shall not give rise to any restriction on or condition to the prompt, full, and strict enforcement of the terms of this Agreement.

   18.5 All notices in connection with this Agreement shall be in writing and shall be effective upon dispatch if by fax, telegram, or similar means, upon delivery if by hand delivery, and three (3) days after deposit if deposited in the channels of the United States mails, postage prepaid, in registered form, return receipt requested. In all cases, notices shall be delivered to the other party at the address set forth above, or such other address such party may have provided by written notice.

   18.6 This Agreement, including any exhibits, schedules, and tables attached hereto which either have been specifically referred to herein or have been initialed by the parties, constitute the entire Agreement between the parties with respect to the subject matter. This Agreement supersedes all prior discussions, understandings, and agreements with respect to the subject matter.

   18.7 This Agreement may be amended or supplemented only in a writing designated as such an amendment or supplement and signed by a duly authorized officer of the party or the party against whom enforcement is sought.

   18.8 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

   18.9 If any provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, the remaining provisions of this Agreement shall remain in full force and effect.


SECTION 19--COMPLIANCE WITH LAW
-------------------------------

   19.1 Distributor agrees that it will not violate any applicable or regulation of any country or political subdivision thereof in performing or purporting to perform any act arising out of or in connection with this Agreement. Pursuant thereto, Distributor agrees to maintain such records as are required by all applicable laws and regulations and to provide such written assurances as are required by Company in connection therewith.

   19.2 This Agreement is subject to all applicable laws, regulations, and other statutes and administrative acts, now or hereafter in effect of the United States and the Territory.

   19.3 The Distributor agrees that it will use its best efforts to secure any licenses or permits as may now or hereafter be required in connection with the performance of its obligations under this Agreement, but this Agreement shall not be deemed to require any performance on the part of either party which cannot lawfully be done pursuant to the laws, regulations, and statutory and administrative acts referred to above.





IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Agreement in duplicate as of the day and year first above written.



COMPANY                             DISTRIBUTOR
-------                             -----------

Film Microelectronics Inc,
A SatCon Company                    FALCON ELECTRONICS, INC.
                                    ------------------------------



BY: /s/ Stephen P. Dawe             BY: /s/ Brian Diaz
    ------------------------            --------------------------

TITLE: Vice President, Sales        TITLE: President
       ---------------------               -----------------------
       and Marketing
       ---------------------

DATE: June 4, 1998                  DATE: June 10, 1998
      ----------------------              ------------------------

                                   EXHIBIT A

                                 THE PRODUCTS



     LINEAR VOLTAGE REGULATORS

     MICROWAVE PIN DIODE DRIVERS

     SOLID STATE RELAYS

                                   EXHIBIT B

                                 THE TERRITORY



     UNITED STATES

     CANADA

     PUERTO RICO